UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2019

ASHLAND GLOBAL HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-211719	81-2587835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
Covington, Kentucky 41011

Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ❑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ❑

Item 1.01.   Entry into a Material Definitive Agreement.

On January 22, 2019, Ashland Global Holdings Inc. (“Ashland”) entered into an agreement (the “Agreement”) with Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis IV LLC, William H. Joyce, Metamorphosis Master Fund LP, Cruiser Capital Metamorphosis Advisors, LLC, Cruiser Capital, LLC, Cruiser Capital, Ltd., the William H. Joyce Revocable Trust and the Joyce Family Irrevocable Trust (collectively, the “Cruiser Group”). As of the date hereof, the Cruiser Group beneficially owns 1,506,154 shares, or approximately 2.4%, of the outstanding common stock of Ashland, par value of $0.01 per share (the “Common Stock”) based on the number of shares outstanding on December 10, 2018. The following is a summary of the material terms of the Agreement.

In connection with the Agreement, Ashland will consult with the Cruiser Group, in addition to its other shareholders, on the previously announced search for two new independent directors to be appointed to Ashland’s board of directors (the “Board”) in 2019. In addition, Ashland has entered into a Consulting Agreement with Dr. William Joyce, pursuant to which Dr. Joyce, as a consultant, will assist the senior management of Ashland with identifying opportunities for ordinary course operational improvements to Ashland’s business and designing strategies to achieve such improvements. Ashland further agreed that the Board will appoint one or both of Mr. Craig A. Rogerson and Mr. Jerome A. Peribere to the Governance and Nominating Committee of the Board promptly following Ashland’s 2019 Annual Meeting of Stockholders on February 8, 2019 (the “2019 Annual Meeting”).

Pursuant to the Agreement, the Cruiser Group has withdrawn the nominations of Dr. Joyce, Mr. Allen A. Spizzo, Mr. Patrick E. Gottschalk and Ms. Carol S. Eicher for election to the Board, and has agreed to not solicit proxies in connection with the 2019 Annual Meeting. In addition, each of the members of the Cruiser Group has agreed to vote all shares of Common Stock owned by them (i) in favor of the slate of directors recommended by the Board and (ii) in accordance with the Board’s recommendation on all non-director matters at the 2019 Annual Meeting and Ashland’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”).

Under the terms of the Agreement, during the period from the date of the Agreement until October 15, 2020 (the “Standstill Period”), the Cruiser Group agreed, among other things, not to (i) engage in any solicitation of proxies or consents with respect to shares of the Common Stock, (ii) participate in any proxy contest against Ashland and the Board, (iii) submit any proposal for consideration at, or bring any other business before any annual or special meetings of stockholders, (iv) seek to influence management, strategy or governance of Ashland directly or indirectly, (v) make public proposals or statements regarding Ashland or its strategy or (vi) engage in communications with any other Ashland stockholder, other than in connection with recommendation of the two new directors to be appointed following the 2019 Annual Meeting. The Cruiser Group also agreed to not submit a notice of its intent to nominate directors pursuant to Ashland’s bylaws or propose any director nominations and to not make any stockholder proposals (whether pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or otherwise) for Ashland’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”).

Ashland and the Cruiser Group also agreed to mutual non-disparagement obligations. Ashland also agreed to reimburse the Cruiser Group for their documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the Cruiser Group’s nomination notice, all matters related to the 2019 Annual Meeting and the negotiation and execution of this Agreement, up to a maximum of $1,500,000, in the aggregate.

The Agreement will terminate and the Cruiser Group will be relieved from its voting and standstill obligations if the Board does not renominate for election to the Board at the 2020 Annual Meeting or the 2021 Annual Meeting two or more directors out of each of Mr. Peribere, Mr. Rogerson and the two new independent directors Ashland has previously announced its intention to appoint to the Board in 2019 for any reason other than the death, disability, incapacity, voluntary resignation or voluntary decision not to stand for reelection.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

On January 22, 2019, Ashland issued a News Release announcing the Agreement. The News Release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

10.1
Agreement, dated January 22, 2019, by and among Ashland Global Holdings Inc., Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis IV LLC, William H. Joyce, Metamorphosis Master Fund LP, Cruiser Capital Metamorphosis Advisors, LLC, Cruiser Capital, LLC, Cruiser Capital, Ltd., the William H. Joyce Revocable Trust and the Joyce Family Irrevocable Trust.

99.1	News Release dated January 22, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 22, 2019	ASHLAND GLOBAL HOLDINGS INC.
(Registrant)

	By:	/s/ Peter J. Ganz
Name: Peter J. Ganz
Title: Senior Vice President, General Counsel and Secretary